SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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UNITED DEFENSE INDUSTRIES, INC.

(Name of Registrant as Specified In Its Charter)

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1525 Wilson Boulevard

Suite 700
Arlington, VA 22209
(703) 312-6100

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 28, 2003

      The Annual Meeting of Stockholders of United Defense Industries, Inc., a Delaware corporation (the “Company”), will be held on Wednesday, May 28, 2003, at 11:00 a.m., local time, at the Hyatt Arlington Hotel, 1325 Wilson Boulevard, Arlington, Virginia 22209, for the following purposes:

1.	To elect nine directors to hold office until the next annual meeting of stockholders and until their respective successors have been elected or appointed.

2.	To ratify the appointment of Ernst & Young LLP as independent auditors to audit the accounts of the company for the fiscal year ending December 31, 2003.

3.	To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

      The foregoing matters are described in more detail in the enclosed Proxy Statement.

      Your Board of Directors has fixed March 31, 2003, as the record date for determining stockholders entitled to vote at the Annual Meeting of Stockholders.

      The Company’s Proxy Statement is attached hereto. Financial and other information about the Company is contained in the enclosed Annual Report to Stockholders for the fiscal year ended December 31, 2002.

      You are cordially invited to attend the meeting in person. Your participation in these matters is important, regardless of the number of shares you own. Whether or not you expect to attend in person, we urge you to complete, sign, date and return the enclosed proxy card as promptly as possible in the enclosed envelope. If you choose to attend the meeting you may then vote in person if you so desire, even though you may have executed and returned the proxy. Any stockholder who executes such a proxy may revoke it at any time before it is exercised.

By Order of the Board of Directors,

David V. Kolovat, Esq., Secretary

April 24, 2003

Arlington, Virginia

1525 Wilson Boulevard

Suite 700
Arlington, VA 22209
(703) 312-6100

PROXY STATEMENT

      The Board of Directors of United Defense Industries, Inc., a Delaware corporation, is soliciting your proxy on the proxy card enclosed with this Proxy Statement. Your proxy will be voted at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Wednesday, May 28, 2003, at 11:00 a.m., local time, at the Hyatt Arlington Hotel, 1325 Wilson Boulevard, Arlington, Virginia 22209, and any adjournment or postponement thereof. This Proxy Statement, the accompanying proxy card and the Company’s Annual Report to Stockholders are first being mailed to stockholders on or about April 24, 2003.

VOTING SECURITIES

Voting Rights and Outstanding Shares

      Only stockholders of record on the books of the Company as of 5:00 p.m., March 31, 2003 (the “Record Date”), will be entitled to vote at the Annual Meeting. At the close of business on March 31, 2003, the outstanding voting securities of the Company consisted of 51,803,025 shares of common stock, par value $0.01 per share (the “Common Stock”).

      Holders of the Company’s Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders.

      Votes cast by proxy or in person at the Annual Meeting will be tabulated by the Inspector of Elections with the assistance of the Company’s transfer agent. The Inspector will also determine whether or not a quorum is present. Except with respect to the election of directors and in certain other specific circumstances, the affirmative vote of a majority of the shares having voting power present in person or represented by proxy at a duly held meeting at which a quorum is present is required under the Company’s Bylaws for approval of proposals presented to stockholders. In general, the Company’s Bylaws also provide that a quorum consists of a majority of the shares issued and outstanding and entitled to vote, the holders of which are present in person or represented by proxy. The Inspector will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum and therefore, abstentions will have the effect of a negative vote for purposes of determining the approval of any matter submitted to the stockholders for a vote, other than the election of directors.

Proxies

      The shares represented by the proxies received, properly dated and executed and not revoked will be voted at the Annual Meeting in accordance with the instructions of the stockholders. A proxy may be revoked at any time before it is exercised by:

•	delivering written notice of revocation to the Company, Attention: David V. Kolovat, Esq.;

•	delivering a duly executed proxy bearing a later date to the Company; or

•	attending the Annual Meeting and voting in person.

      Any proxy which is returned using the form of proxy enclosed and which is not marked as to a particular item will be voted “FOR” the election of directors, “FOR” the ratification of Ernst & Young LLP as the Company’s independent auditors, and as the proxy holders deem advisable on other matters that may come before the meeting, as the case may be, with respect to the item not marked. If a broker indicates on the enclosed proxy or its substitute that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present with respect to that matter. The Company believes that the tabulation procedures to be followed by the Inspector are consistent with the general statutory requirements in Delaware concerning voting of shares and determination of a quorum.

      The cost of soliciting proxies will be borne by the Company. In addition, the Company may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. Proxies may also be solicited by certain of the Company’s directors, officers and regular employees, without additional compensation, personally or by telephone or telegram.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

      Nine directors are to be elected at the Annual Meeting to serve until their respective successors are elected and qualified. Nominees for election to the Board of Directors shall be approved by a plurality of the votes cast by holders of the Common Stock present in person or by proxy at the Annual Meeting, each share being entitled to one vote.

      Abstentions from voting on the election of directors, including broker non-votes, will have no effect on the outcome of the election of directors. In the event any nominee is unable or unwilling to serve as a nominee, the proxies may be voted for the balance of those nominees named and for any substitute nominee designated by the present Board of Directors or the proxy holders to fill such vacancy, or for the balance of those nominees named without nomination of a substitute, or the Board of Directors may be reduced in accordance with the Bylaws of the Company. The Board of Directors has no reason to believe that any of the persons named will be unable or unwilling to serve as a nominee or as a director if elected.

      Set forth below is certain information concerning the nine directors of the Company to be elected at the Annual Meeting:

      Thomas W. Rabaut, age 54, became our President and Chief Executive Officer in January 1994 and has been a director since October 1997. Mr. Rabaut joined FMC Corporation in June 1977 and has worked in a variety of executive positions including General Manager of FMC’s Steel Products Division from 1986 to 1988 and Operations Director and then Vice President and General Manager of FMC’s Ground Systems Division from 1988 to 1993. Mr. Rabaut also served as General Manager of FMC’s Defense Systems Group, overseeing operations in the U.S., Sweden, Turkey, Pakistan, and Saudi Arabia for U.S. and allied armies, navies and marines from 1993 to 1994, at which time Mr. Rabaut was elected Vice President of FMC. Before joining FMC, Mr. Rabaut graduated from the U.S. Military Academy at West Point in 1970 and served in the U.S. Army until 1975 as an officer in several company- and battalion-level positions. He also recently served as Chairman of the Board of Directors of the National Defense Industrial Association, and continues to serve with several non-profit organizations involved in public affairs.

      Francis Raborn, age 59, became our Vice President and Chief Financial Officer in January 1994, and has been a director since December 1997. Prior to joining us, Mr. Raborn served as FMC’s Defense Systems Group Controller in Santa Clara, California where he was responsible for leading the financial planning for FMC’s four defense divisions. His previous assignment at FMC was Special Products Group Controller in Philadelphia where he presided over the finance function of a commercial business group composed of eight smaller machinery and specialty chemical divisions. His first assignment with the Company was the Director of Operations Analysis and Special Studies on the Corporate Finance staff in Chicago. Before joining FMC, Mr. Raborn worked in a financial capacity with Chemetron Corporation and Ford Motor Company. He also served in the U.S. Air Force as an F-4 Phantom pilot and command center duty director.

      William E. Conway, Jr., age 53, has been our Chairman of the Board since October 1997. He has been a Managing Director of our affiliate, The Carlyle Group, a Washington, D.C.-based global investment firm, since August 1987. Mr. Conway was Senior Vice President and Chief Financial Officer of MCI Communications Corporation from 1984 until 1987, and was a Vice President and Treasurer of MCI from 1981 to 1984. He is also Chairman of Nextel Communications, Inc. Mr. Conway has been elected as a director pursuant to an agreement among us, Iron Horse Investors, L.L.C. and other affiliates of The Carlyle Group whereby we have agreed to designate nominees to our board of directors on behalf of certain affiliates of The Carlyle Group.

      Frank C. Carlucci, age 72, became a director in December 1997. He is currently Chairman Emeritus of our affiliate, The Carlyle Group, where he previously served as Chairman from 1989 to early 2003. Prior to joining The Carlyle Group in 1989, Mr. Carlucci served as Secretary of Defense from November 1987 to January 1989 and as President Reagan’s National Security Advisor in 1987. Mr. Carlucci currently serves as Chairman of the Board for Neurogen Corporation. He is also a director on the boards of SunResorts, Ltd., NV and Texas Biotechnology Corporation. Mr. Carlucci has been elected as a director pursuant to an agreement among us, Iron Horse Investors, L.L.C. and other affiliates of The Carlyle Group whereby we have agreed to designate nominees to our board of directors on behalf of certain affiliates of The Carlyle Group.

      Peter J. Clare, age 38, became a director in October 1997. Since March 1999, Mr. Clare has been a Managing Director with our affiliate, The Carlyle Group, which he joined in August 1992. From 1995 to 1997, Mr. Clare served as a Vice President of The Carlyle Group and from 1997 to 1999 he was a Principal with The Carlyle Group. Mr. Clare was previously with First City Capital, a private investment group, and also worked at Prudential-Bache. Mr. Clare serves as a director on the boards of Aviall, Inc. and KorAm Bank, as well as several privately held companies, and has been the Vice President and Managing Director of our principal stockholder, Iron Horse Investors, L.L.C., since October 1997. Mr. Clare has been elected as a director pursuant to an agreement among us, Iron Horse Investors, L.L.C. and other affiliates of The Carlyle Group whereby we have agreed to designate nominees to our Board of Directors on behalf of certain affiliates of The Carlyle Group.

      C. Thomas Faulders, III, age 53, has been nominated to serve as a director to fill the seat being vacated by Robert M. Kimmitt. Since June 1999, Mr. Faulders has been Chairman and Chief Executive Officer of LCC International, Inc., a supplier of infrastructure services to the wireless telecommunications industry. The Carlyle Group is an investor in LCC International, owning less than ten percent of its outstanding shares. Mr. Faulders served as Executive Vice President, Treasurer and Chief Financial Officer of BDM International, Inc., a global information technology company, from March 1995 until its sale to TRW in December 1998. Prior to joining BDM International, Mr. Faulders served with Comsat Corporation, a provider of international communications, as Vice President and Chief Financial Officer from March 1992. Prior to that, Mr. Faulders served in various executive positions with MCI Communications Corporation.

      Allan M. Holt, age 51, became a director in October 1997. Since January 1996, Mr. Holt has been a Managing Director of our affiliate, The Carlyle Group, which he joined in December 1991. Mr. Holt was previously with Avenir Group, a private investment and advisory group, and from June 1984 to December 1987 was Director of Planning and Budgets at MCI Communications Corporation, which he joined in September 1982. Mr. Holt currently serves on the board of Aviall, Inc., as well as on the boards of several privately held companies. Mr. Holt has been elected as a director pursuant to an agreement among us, Iron Horse Investors, L.L.C. and other affiliates of The Carlyle Group whereby we have agreed to designate nominees to our Board of Directors an behalf certain affiliates of The Carlyle Group.

      J. H. Binford Peay, III, age 62, became a director in December 1997. General Peay is a career U.S. Army officer who attained the rank of General and retired from the Army on October 1, 1997. He served as the Commander-In-Chief of the U.S. Central Command from 1994 to 1997, and also served as Vice Chief of Staff of the U.S. Army from 1993 to 1994. General Peay is currently the Chairman and Chief Executive Officer of Allied Defense Group. He also serves as a Trustee of the National Defense University and is currently President of the Fort Campbell Historical Foundation, Inc.

      John M. Shalikashvili, age 66, became a director in June 1998. General Shalikashvili is an independent consultant and a Visiting Professor at Stanford University. Prior to his appointment, he was the senior officer of the United States military and principal military advisor to the President of the United States, the Secretary of Defense and the National Security Council in his capacity as the thirteenth Chairman of the Joint Chiefs of Staff, Department of Defense, for two terms from 1993 to 1997. Prior to his tenure as Chairman of the Joint Chiefs of Staff, he served as the Commander-in-Chief of all U.S. forces in Europe and as NATO’s tenth Supreme Allied Commander, Europe (SACEUR). He also served in a variety of command and staff positions in the continental United States, Alaska, Belgium, Germany, Italy, Korea, Turkey and Vietnam. General Shalikashvili is a director of The Boeing Company, Frank Russell Trust Company, L-3 Communications Holdings, Inc. and Plug Power, Inc.

      Unless marked otherwise, proxies received will be voted “FOR” the election of each of the nominees named above.

Recommendation of the Board of Directors:

      The Board of Directors recommends a vote “FOR” the election of all nominees named above.

Information Regarding Director Not Standing for Re-Election

      Set forth below is certain information concerning Robert M. Kimmitt, who will not stand for re-election at the Annual Meeting:

      Robert M. Kimmitt, age 55, was elected as a director in March 1998. He is Executive Vice President, Global & Strategic Policy, at AOL Time Warner. Prior to joining AOL Time Warner, Mr. Kimmitt was President and Vice Chairman of Commerce One, Inc., headquartered in Pleasanton, California, from February 2000 to June 2001. Previously, Mr. Kimmitt was a Partner in the law firm of Wilmer, Cutler & Pickering from May 1997 to February 2000 and was Of Counsel to the firm from February 2000 to August 2000. Prior to this time, from October 1993 to April 1997, he served as a Managing Director of Lehman Brothers. Mr. Kimmitt served as American Ambassador to Germany from 1991 to 1993. Previously, he served as Under Secretary of State for Political Affairs, General Counsel to the Treasury Department, and was a member of the National Security Council Staff. Mr. Kimmitt serves on the boards of Allianz Life Insurance Company of North America and Xign Corporation, as well as numerous non-profit organizations involved in public affairs.

THE BOARD OF DIRECTORS AND COMMITTEES

      The Board of Directors met seven times during 2002 and acted by unanimous written consent in lieu of a meeting on two occasions. Mr. Conway attended five of the seven meetings in 2002 and each other director attended at least 75% of the aggregate number of meetings of the Board and meetings of the committees of the Board of which he is a member. The Board of Directors has a standing audit and ethics committee and a compensation committee, but does not have a nominating committee or other committee that would perform a similar function.

          Audit and Ethics Committee

      The audit and ethics committee consists of Messrs. Kimmitt, Peay and Shalikashvili, each of whom is independent as the term “independence” is defined in Section 3.03.01 (B)(2)(a) and (3) of the listing standards of the New York Stock Exchange. The responsibilities of this committee include:

•	making recommendations concerning the engagement of our independent public accountants;

•	reviewing with the independent public accountants the plans and results of the audit engagement;

•	approving professional services provided by the independent public accountants;

•	reviewing the independence of the independent public accountants; and

•	reviewing the adequacy of our internal accounting controls and overseeing our ethics program.

      The audit and ethics committee met seven times during 2002 and acted by unanimous written consent in lieu of a meeting on one occasion. The charter of the audit and ethics committee, as adopted by the Board of Directors, was distributed with the Proxy Statement relating to the 2002 annual meeting of stockholders. The Company expects that, if elected at the annual meeting, Mr. Faulders will replace Mr. Kimmitt as Chairman of the Audit and Ethics Committee.

Audit and Ethics Committee Report

To the Board of Directors:

      We have reviewed and discussed with management the Company’s audited financial statements as of and for the year ended December 31, 2002.

      We have discussed with the independent auditors, Ernst & Young LLP, the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants.

      We have received and reviewed the written disclosures and the letter from Ernst & Young LLP required by Independence Standard No. 1, Independence Discussions with Audit Committees, as amended, by the Independence Standards Board, and have discussed with the auditors the auditors’ independence.

      Based on the reviews and discussions referred to above, we recommend to the Board of Directors that the financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002 for filing with the Securities and Exchange Commission.

Audit and Ethics Committee:

Robert M. Kimmitt
J. H. Binford Peay, III
John M. Shalikashvili

Compensation Committee

      The compensation committee consists of Messrs. Clare and Peay. This committee is responsible for determining compensation for our executive officers and other employees, and administering our United Defense Stock Option Plan, our Management Incentive Plan and other compensation programs. The compensation committee met three times during 2002 and acted by unanimous written consent in lieu of a meeting on three occasions.

Director Compensation

      Our three outside directors, Messrs. Peay, Kimmitt and Shalikashvili, are paid annual retainers of $40,000 for service on the board as well as any standing committees of the board on which they serve. These three directors may elect to receive their annual retainer in cash, options to purchase our stock, shares of our common stock subject to our repurchase right which lapses over time, or a combination thereof. We do not maintain a medical, dental, or retirement benefits plan for these directors. In 2002, we also paid these directors additional hourly fees at a rate of $500 per hour for service on a special committee formed to explore the acquisition of United States Marine Repair, Inc. (USMR). There are no other annual fees paid to these directors. The remaining directors are employed either by us or The Carlyle Group, and are not separately compensated for their service as directors.

EXECUTIVE OFFICERS

      Set forth below is certain information concerning the executive officers of the Company. Biographical information on Messrs. Rabaut and Raborn is included under Proposal No. 1 – Election of Directors. All executive officers hold office until a successor is chosen and qualified.

      Elmer L. Doty, age 48, became our Vice President in February 2002 and the General Manager of our Ground Systems operations in April 2001 after having served as General Manager of the Steel Products Division since April 1994. Mr. Doty began his career with FMC in August 1979 as Engineering Group Leader and subsequently held the positions of Engineering Manager, Director of Manufacturing/ Engineering, and Division Manager of the Energy and Transportation Group’s Conveyor Equipment Division. Prior to joining FMC, Mr. Doty was employed by Black & Veatch Consulting Engineers and by General Electric.

      John W. Hendrix, age 60, became our Vice President of Business Development and Marketing in January 2003 following a year as our Vice President for Corporate Development. Prior to joining us, he served in the United States Army for over 36 years attaining the rank of General. He retired from the United States Army in January 2002 after completing his final assignment as Commander, U.S. Army Forces Command. His prior tours of duty included Commander, V Corps, Commander, 3rd Infantry Division and Commander, United

States Army Infantry Center. As an infantry officer, he served in command and operations assignments at each echelon from platoon through brigade. His 14 years of overseas duty included several NATO assignments as well as service in Germany, Belgium, Vietnam and Saudi Arabia.

      Keith B. Howe, age 45, became our Vice President and General Manager of our Armament Systems operations in January 2002 after having served as the unit’s Deputy General Manager from October 1998 to December 2001 and its Controller from September 1996 to October 1998. Prior to this, Mr. Howe was Deputy Director of Navy Programs of our Armament Systems operations from September 1995 to September 1996, was the Chief Financial Officer at FNSS, Ankara, Turkey from May 1993 to September 1995, was the Controller of our Armament Systems operations from April 1991 to May 1993, and was the Bradley Fighting Vehicle Business Manager in San Jose, California from November 1989 to April 1991.

      David V. Kolovat, age 58, our Vice President, General Counsel and Secretary, joined our company upon its formation in January 1994. Previously, he served as the FMC Corporation’s Associate General Counsel in charge of legal matters for its defense business from 1988 through 1993. Prior to that time, Mr. Kolovat served successively as staff counsel for Deere & Company; in a series a legal positions with Itel Corporation culminating as that company’s Vice President, General Counsel and Secretary; Vice President, General Counsel and Secretary of Robot Defense Systems, Inc.; and Vice President, General Counsel and Secretary of Premisys, Inc.

      Alexander J. Krekich, age 60, has been President of our subsidiary United Stated Marine Repair, Inc., (“USMR”), since its acquisition in July 2002. Prior to the acquisition, he served as Chief Executive Officer of USMR from February 2002 and as a director since March 1999. He originally joined Southwest Marine, a division of USMR, in August 1998 as Special Assistant to the President. Upon the acquisition of Norfolk Shipbuilding & Drydock Corporation in September 1998, he became President and General Manager of the Norfolk, Virginia based company. In February 1999, he was appointed Chief Operating Officer of USMR while continuing as President of Norshipco. Prior to joining private industry he served in the U.S. Navy for 34 years. His last assignment before retiring as a Vice Admiral was as Commander of all Surface Forces in the U.S. Pacific Fleet. He held several ship commands during his naval career and is a combat veteran of Vietnam where he served in fast patrol boats.

      Dennis A. Wagner III, age 52, has been the Vice President and General Manager of our International operations since January 2003. Prior to this assignment, Mr. Wagner was our Vice President of Business Development and Marketing from May 1994. Mr. Wagner was formerly the Division General Manager of FMC’s Steel Products Division and served as the Program Director for the M113 Family of Vehicles at FMC’s Ground Systems Division. Mr. Wagner also served as the Army Programs Marketing Manager and the Advanced Technology Program Director at FMC’s Defense Systems Group office in the Washington, D.C. area. Before joining FMC in July 1981, Mr. Wagner served in the U.S. Army as an Infantry Officer. After his active U.S. Army service, Mr. Wagner worked as a design engineer at the Ford Motor Company and later as a mechanical engineer and project manager at the U.S. Army Tank and Automotive Command.

EXECUTIVE COMPENSATION

      The following table sets forth the cash and non-cash compensation paid or incurred on our behalf to our Chief Executive Officer and each of the four other most highly compensated executive officers, or the named executive officers, whose annual compensation equaled or exceeded $100,000 as of December 31, 2002.

Summary Compensation Table

				Long-Term
				Compensation
				Awards

		Annual Compensation		Securities	All Other
Name and				Underlying	Compensation
Principal Position	Year	Salary($)	Bonus($)(1)	Options (#)	($)(2)

Thomas W. Rabaut	2002	500,000	598,000	—	43,127
President and Chief Executive Officer	2001	456,250	4,570,675	—	32,442
	2000	407,917	386,052	—	39,554
Francis Raborn	2002	271,249	275,105	—	21,535
Vice President and Chief Financial	2001	258,336	2,042,119	—	18,290
Officer	2000	248,400	198,919	—	21,386
Elmer L. Doty	2002	228,927	237,517	—	17,206
Vice President and General Manager —	2001	206,898	1,773,725	—	13,586
Ground Systems Division	2000	163,527	132,751		14,588
David V. Kolovat	2002	220,173	222,815	—	17,709
Vice President, General Counsel and	2001	215,233	1,287,551	—	13,954
Secretary	2000	206,955	132,835	—	14,999
Alexander J. Krekich (3)	2002	137,500	356,208	—	15,000 (4)
President — United States Marine Repair

(1)	Bonus compensation figures for 2001 includes special bonus amounts earned in 2001 and paid out in 2001, 2002 and 2003. See “Special Bonuses” below.

(2)	Comprised of matching contributions under our qualified and nonqualified thrift plans for salaried employees for 2002, 2001 and 2000.

(3)	Mr. Krekich became one of our executive officers upon our acquisition of USMR in July 2002.

(4)	Comprised of contributions to both the USMR Deferred Compensation and Profit Sharing Plans made by us after our acquisition of USMR.

Aggregated Option Exercises in Fiscal 2002 and Fiscal Year-End Option Values

      The following table shows information regarding option exercises by our named executive officers during the fiscal year ended December 31, 2002, and the value and number of options to purchase our Common Stock unexercised and outstanding as of December 31, 2002. We did not grant any options to our named executive officers in the year ended December 31, 2002. Also included is the value and number of exercisable and unexercisable options held as of December 31, 2002 by such named executive officers:

•	“Exercise” means an employee’s acquisition of shares of Common Stock, “exercisable” means options to purchase shares of Common Stock which have already vested and which are subject to exercise, and “unexercisable” means all other options to purchase shares of Common Stock which have not vested.

			Number of Securities		Value of Unexercised
			Underlying Unexercised		In-The-Money Options
	Shares		Options at Fiscal Year-End		at Fiscal Year-End
	Acquired on	Value	(#)		($)
	Exercise	Realized
Name	(#)	($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Thomas W. Rabaut	—	—	303,750	67,500	5,728,725	1,273,050
Francis Raborn	22,500	341,100	22,500	33,750	424,350	636,525
Elmer L. Doty	—	—	70,875	60,750	1,336,703	1,145,745
David V. Kolovat	22,500	461,475	4,500	20,250	84,870	381,915
Alexander J. Krekich	—	—	—	—	—	—

Retirement and Pension Plans

      Each named executive officer, except for Mr. Krekich, participates in the UDLP Employees Pension Plan and the UDLP Excess Pension Plan for United Defense Limited Partnership and Affiliates described below. The following table shows the estimated annual pension benefits under those plans for the specified compensation and years of service. A portion of the retirement benefits for service prior to 1986, computed under the UDLP Employees Pension Plan, is payable from annuity contracts maintained by Aetna Life Insurance Company.

	Years of Credited Service
Final Average
Earnings	15	20	25	30	35

$150,000	$30,623	$40,831	$51,039	$61,247	$71,454
250,000	53,123	70,831	88,539	106,247	123,954
350,000	75,623	100,831	126,039	151,247	176,454
550,000	120,623	160,831	201,039	241,247	281,454
650,000	143,123	190,831	238,539	286,247	333,954
900,000	199,373	265,831	332,289	398,747	465,204
1,100,000	244,373	325,831	407,289	488,747	570,204

•	Compensation included in the final average earnings for the pension benefit computation includes base annual salary and annual bonuses, but excludes payments for most other compensation.

•	Unreduced retirement pension benefits are calculated pursuant to the UDLP Employees Pension Plan’s benefit formula as an individual life annuity payable at age 65. Benefits may also be payable as a joint and survivor annuity or a level income option.

•	Final average earnings in the above table means the average of covered remuneration for the highest 60 consecutive calendar months out of the 120 calendar months immediately preceding retirement.

•	Benefits applicable to a number of years of service or final average earnings different from those in the above table are equal to the sum of:

—	1% of allowable Social Security Covered Compensation ($41,689) for a participant retiring at age 65 in 2003 times years of credited service; and

—	1.5% of the difference between final average earnings and allowable Social Security Covered Compensation times years of credited service.

•	The Employment Retirement Income Security Act, or ERISA, limits the annual benefits that may be paid from a tax-qualified retirement plan. Accordingly, as permitted by ERISA, we have adopted the UDLP Excess Pension Plan for United Defense Limited Partnership and Affiliates to maintain total benefits upon retirement at the levels shown in the table.

Credited Years of Service under Pension Plan for Named Executive Officers:

Thomas W. Rabaut	26
Francis Raborn	26
David V. Kolovat	15
Elmer L. Doty	23

      We also maintain a nonqualified thrift plan designed to provide select employees a benefit equal to the benefit the participant would receive under our 401(k) plan if the Internal Revenue Code and such plan did not require the exclusion of compensation above a certain level. All named executive officers are eligible to participate in the nonqualified thrift plan.

United Defense Stock Option Plan

      Effective as of July 1998, we adopted the United Defense Stock Option Plan, subsequently ratified by stockholders in March 1999, authorizing the grant of options to our executives, key employees, independent directors and advisors of our Company and of our affiliates. At last year’s annual meeting we amended the United Defense Stock Option Plan authorizing, among other things, the issuance of additional shares under the plan and the grant of restricted stock to eligible employees and individuals. All option grants to executive officers under the United Defense Stock Option Plan are determined by taking into account such factors as the nature of the participant’s responsibilities, the business priorities of the Company, and the levels of equity-based compensation for the participant’s peers both within the Company and at comparable companies. All options previously granted to executive officers under the United Defense Stock Option Plan have fully vested and no additional options have been issued to executive officers under the plan in 2002.

Equity Compensation Plan Information

      The following table sets forth, as of December 31, 2002, the number of securities outstanding under our equity compensation plans, the weighted average exercise price of such securities and the number of securities available for grant under these plans:

	Number of Shares		Number of Securities
	to be Issued Upon	Weighted-Average	Remaining Available
	Exercise of	Exercise Price	for Future Issuance
	Outstanding	of Outstanding	Under Equity
	Options,	Options,	Compensation Plans
	Warrants	Warrants	(excluding
Plan Category	and Rights	and Rights	Column (a))

	(a)	(b)	(c)
Equity Compensation Plans Approved by Shareholders United Defense Stock Option Plan	1,417,791	$4.92	4,078,209 (1)
Equity Compensation Plans Not Approved by Shareholders None	—	—	—

Total	1,417,791		4,078,209

(1)	The United Defense Stock Option Plan provides that common stock authorized for issuance under the plan may be issued in the form of restricted stock.

Management Incentive Plan

      Our current management incentive plan for our senior managers was adopted in January 1998. The plan allows our senior managers to achieve performance based compensation in addition to base salary. Generally, target awards under the plan vary from 15% to 65% of base salary depending on level of seniority and overall performance of the individual and the relevant business unit. Actual awards, however, are not guaranteed and may range from zero to 200% of the applicable target award. See the discussion of the management incentive plan under the heading “Compensation Committee Report on Executive Compensation” for additional information on factors considered in determining award amounts.

Special Bonuses

      In 2001, in connection with our recapitalization and in anticipation of our initial public offering or a similar significant corporate event, our Board of Directors adopted a special bonus plan including special performance bonuses and a retention incentive program for our key employees in order to ensure their continuous full-time employment until the completion of specified transactions. This plan was in addition to, and does not in any way replace or reduce, any other compensation, bonus, stock or option program offered to any of our employees. In 2001, we granted bonuses totaling $27.91 million in the aggregate under this plan, with payments taking place on a staggered basis over 2001, 2002 and 2003. Each of Messrs. Rabaut, Raborn, Doty and Kolovat were granted bonuses under this plan and received payments of $1,600,000, $800,000, $480,000 and $480,000 respectively in 2001; $1,625,000, $575,000, $692,500 and $345,000 respectively in 2002; and $800,000, $400,000, $400,000 and $240,000 respectively in 2003. In addition, over the same three-year period, our three outside directors, Messrs. Peay, Kimmitt and Shalikashvili, were granted bonuses of $420,000, $504,000 and $244,997, respectively under this plan.

EMPLOYMENT AGREEMENTS

      Each of Messrs. Rabaut, Raborn and Kolovat entered into an employment agreement with us on May 21, 1999. The initial term of these agreements ended on December 31, 2001, but each has been automatically extended through December 31, 2003, in accordance with the terms of the agreements, and will continue to be so renewed for successive one-year periods thereafter unless either party delivers notice within specified notice periods. Mr. Krekich entered into an employment agreement with us on December 12, 2002. The initial term of this agreement expires on December 12, 2003 but will automatically extend for successive one-year periods thereafter unless either party delivers notice within specified notice periods.

      Under each agreement, the executive receives a stated annual base salary and is eligible to participate in our discretionary management incentive plan as well as our employee benefit plans, programs and arrangements applicable to our other senior officers. In addition to base salary, Mr. Rabaut is eligible to receive a bonus of up to 65% of base salary, Messrs. Raborn and Kolovat are eligible to receive a bonus of up to 55% of base salary, and Mr. Krekich is eligible to receive a discretionary bonus under our management incentive plan.

      Each of these employment agreements provides that upon termination of employment, either by us without cause or by the executive for good reason, each executive will be entitled to:

•	a payment equal to a multiple of the executive’s base pay and target bonus. For Messrs. Kolovat and Krekich this severance period will last two years, while for each of Messrs. Raborn and Rabaut the severance period will last three years;

•	a prorated discretionary bonus for that portion of the calendar year in which he was terminated; and

•	the right to continue to participate in our health, life and accidental death and dismemberment and long-term disability benefits plan for one year to three years at the rates in effect for active employees.

      Mr. Doty entered into a severance agreement with us on August 4, 1999. Pursuant to the terms of this agreement, Mr. Doty is entitled to a stated termination payment if, during a period of time where we have entered into an agreement to effect a corporate transaction, as defined in the agreement, Mr. Doty’s employment is terminated either by us without cause, or by Mr. Doty for good reason, each as defined in the agreement. This termination payment is the greater of either the amount of payment that Mr. Doty would otherwise be entitled to under our general severance policy or an amount equal to the sum of Mr. Doty’s annual base salary plus the amount of his annual bonus and a prorated bonus to which he is entitled under our Management Incentive Plan. Mr. Doty also has the right to continued participation in our health, life and accidental death and dismemberment and long-term disability benefit plans for one year after the date of any such termination.

      We also maintain a Severance Pay Plan that generally covers most salaried and non-union hourly employees, and provides severance payments in the event of the employee’s involuntary termination of employment due to a reduction in force. Severance payments provide 100% salary replacement up to a maximum of 36 weeks.

COMPENSATION COMMITTEE REPORT ON

EXECUTIVE COMPENSATION

      The compensation committee (the “Committee”) of the Board of Directors is responsible for determining compensation and benefits for our executive officers and other employees, and administering our United Defense Stock Option Plan, our management incentive plan, and other compensation programs. The Committee is currently comprised of Peter J. Clare and J.H. Binford Peay, III.

      The goals of the Company’s executive compensation programs are to: (i) enable the Company to attract and retain key executives, (ii) assist the Company in achieving its business objectives by rewarding executives to the extent such objectives are achieved, and (iii) encourage the Company’s executives’ identification with the interests of our stockholders by providing a significant element of potential executive compensation in the form of stock or stock-based instruments.

      The Company’s current executive compensation program is composed primarily of salary paid in cash, bonuses paid in cash, and stock options.

Salary

      The salaries of each of the Company’s executives are governed by the nature and extent of the executive’s responsibilities; the executive’s performance during the preceding year; and comparative compensation levels for the executive’s peers, both within the Company and in comparable companies. In making comparisons with other employers, the Company primarily uses data from industrial businesses of comparable size in both the defense and non-defense sectors. The salary of the Company’s President and Chief Executive Officer (the “President”) is established solely by the Board of Directors, upon recommendation from the Committee. The salary of the Company’s other executive officers is established by the President, subject to review by the Committee. For those executive officers holding employment agreements (described above), such agreements include a protective mechanism against any diminution of the executive’s salary or bonus eligibility under the MIP program described below.

Bonus

      The Company’s executive officers participate in the Management Incentive Plan (the “MIP”), which provides for the payment of annual cash bonuses to the extent that pertinent objectives are achieved. While the respective proportions may vary from year to year, generally the largest two component objectives utilized under the MIP consist of the extent to which the Company achieves annual financial targets for cash flow and for earnings before interest, taxes, depreciation, and amortization (“EBITDA”). A third MIP component consists of a set of annual objectives established for each participant, the nature of which vary by the executive’s responsibilities and the Company’s business priorities. The nature and respective weighting of MIP objectives are established prospectively each year by the Committee, and the payment of bonuses to each MIP participant is determined by the Committee on the basis of an annual, retrospective assessment of Company and individual performance.

Stock Option Plan

      The Company’s United Defense Stock Option Plan provides for the grant of options to purchase the Company’s Common Stock. All executive officers of the Company participate in the United Defense Stock Option Plan. Options granted through December 31, 2002 under the United Defense Stock Option Plan typically vest equally over a period of several years. Annual vesting of such options derives in part from the participant’s continued employment, and in larger part from the Company’s achievement of pre-established objectives for cash flow and EBITDA. All option grants under the United Defense Stock Option Plan are determined by the Committee, taking into account such factors as the nature of the participant’s responsibili-

ties, the business priorities of the Company, and the levels of equity-based compensation for the participant’s peers both within the Company and at comparable companies. As indicated elsewhere in this statement, all executive officers of the Company were granted options vesting over the period from 1998-2002.

Other Compensation

      In 1998, all of the Company’s executive officers at that time participated in the Company’s Employee Equity Purchase Plan, under which participants purchased the Company’s Common Stock. The purpose of the equity plan was to augment executive compensation in a manner intended to encourage long-term identification with the interests of the Company’s stockholders. The Company does not currently intend to continue the Equity Purchase Plan in future years.

      In 2001, the Company granted special performance and retention incentive bonuses to certain of its key employees in connection with its recapitalization and in anticipation of its initial public offering or a similar significant corporate event. These bonuses were in addition to the bonuses granted under the MIP. While the Company does not currently anticipate granting similar bonuses in the future, if a situation arises in which the Board of Directors and Committee determine that special bonuses are warranted, the Company may again make special bonus grants, the amount and terms of which would be subject to approval by the Committee.

      Based on its evaluation of the performance of the executive officers, the Compensation Committee believes that the Company’s executive officers are committed to achieving positive long-term financial performance and enhance shareholder value, and that the compensation policies and programs discussed in this report have motivated the Company’s executive officers to work toward these goals.

Tax Deductibility of Compensation

      Section 162(m) of the Internal Revenue Code of 1986 (the “Code”) limits the Company’s federal income tax deduction for certain executive compensation in excess of $1.0 million paid to each of the Chief Executive Officer and the four other most highly compensated executive officers. The $1.0 million deduction limit does not apply, however, to “performance-based compensation” as that term is defined in Section 162(m)(4)(C) of the Code and the regulations promulgated thereunder. The Committee recognizes the possibility that if the amount of the base salary and other compensation of a named executive officer exceeds $1.0 million, it may not be fully deductible for federal income tax purposes. The Committee will make a determination at any such time whether to authorize the payment of such amounts without regard to deductibility or whether the terms of such payment should be modified as to preserve any deduction otherwise available.

Compensation Committee:
Peter J. Clare
J. H. Binford Peay, III

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2002:

•	None of the members of the compensation committee was an officer (or former officer) or employee of the Company or any of its subsidiaries;

•	None of the members of the compensation committee entered into (or agreed to enter into) any transaction or series of transactions with the Company or any of its subsidiaries in which the amount involved exceeds $60,000;

•	None of the Company’s executive officers served on the compensation committee (or another board committee with similar functions) of any entity where one of that entity’s executive officers served on the Company’s compensation committee;

•	None of the Company’s executive officers was a director of another entity where one of that entity’s executive officers served on the Company’s compensation committee; and

•	None of the Company’s executive officers served on the compensation committee (or another board committee with similar functions) of another entity where one of that entity’s executive officers served as a director on the Company’s Board of Directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL

OWNERS AND MANAGEMENT

      The following table provides summary information regarding beneficial ownership of our outstanding capital stock as of March 31, 2003, for:

•	each person or group who beneficially owns more than 5% of our capital stock on a fully diluted basis;

•	each of the executive officers named in the Summary Compensation Table;

•	each of our directors;

•	each person nominated to be a director; and

•	all of our directors and executive officers as a group.

      Beneficial ownership of shares is determined under the rules of the Securities and Exchange Commission and generally includes any shares over which a person exercises sole or shared voting or investment power. Except as indicated by footnote, and subject to applicable community property laws, each person identified in the table possesses sole voting and investment power with respect to all shares of Common Stock held by them. Shares of Common Stock subject to options currently exercisable or exercisable within the period 60 days after March 31, 2003, are deemed outstanding for calculating the percentage of outstanding shares of the person holding these options, but are not deemed outstanding for calculating the percentage of any other person. Unless otherwise noted, the address for each director and executive officer is c/o United Defense Industries, Inc., 1525 Wilson Boulevard, Suite 700, Arlington, Virginia 22209.

Name of Beneficial Owner	Number	Percentage

TCG Holdings, L.L.C.(1)(2)	24,284,393	46.87%
Neuberger Berman, Inc.(3)	3,411,331	6.58%
William E. Conway, Jr.(2)(4)	225,000	*
Allan M. Holt(2)(4)	45,000	*
Peter J. Clare(2)(4)	45,000	*
Frank C. Carlucci(2)(4)	45,000	*
Robert M. Kimmitt	65,250	*
J.H. Binford Peay, III	53,639	*
John M. Shalikashvili	40,178	*
Thomas W. Rabaut	371,250	*
Francis Raborn	296,250	*
C. Thomas Faulders, III	—	—
Elmer L. Doty	91,125	*
David V. Kolovat	143,973	*
Alexander J. Krekich	—	—
All Current Directors and Executive Officers as a Group (15 persons)	1,549,788	2.95%

*	Denotes less than 1% beneficial ownership

(1)	Carlyle Partners II, L.P., a Delaware limited partnership, Carlyle Partners III, L.P., a Delaware limited partnership, Carlyle International Partners II, L.P., a Cayman Islands limited partnership, Carlyle

International Partners III, L.P., a Cayman Islands limited partnership, and certain additional partnerships formed by Carlyle (collectively, the “Investment Partnerships”) and certain investors with respect to which TC Group, L.L.C. or an affiliate exercises investment discretion and management constitute all of the members of Iron Horse Investors, LLC the record owner of these shares. TC Group, L.L.C. exercises investment discretion and control over the shares held by the Investment Partnership directly through its capacity as the sole general partner of certain of the Investment Partnerships or indirectly through its wholly-owned subsidiary TC Group II, L.L.C., the sole general partner of certain of the Investment Partnerships. TCG Holdings, L.L.C., a Delaware limited liability company, is the sole managing member of TC Group, L.L.C. William E. Conway, Jr., Daniel A. D’Aniello, and David M. Rubenstein, as the managing members of TCG Holdings, L.L.C., may be deemed to share beneficial ownership of the shares shown as beneficially owned by TCG Holdings, L.L.C. Such persons disclaim such beneficial ownership.

(2)	The address of such person is c/o The Carlyle Group, 1001 Pennsylvania Avenue, NW, Washington, D.C. 20004.

(3)	The information regarding this stockholder is derived from a Schedule 13G filed by the stockholder with the Securities and Exchange Commission on January 12, 2003. The address of this stockholder is 605 Third Avenue, New York, New York, 10158-3698.

(4)	Individual also owns an interest in Iron Horse through Carlyle-UDLP Partners, L.P. and indirectly through such individual’s interest as a member of TCG Holdings, L.L.C.

PERFORMANCE GRAPH

      United Defense Industries commenced its initial Public Offering and began trading on the New York Stock Exchange on December 14, 2001. The chart below compares the relative changes in the cumulative total return of the Company’s Common Stock for the period December 14, 2001 – December 31, 2002, against the cumulative total return of the S&P 500 Stock Index and the S&P 1500 Aerospace & Defense Index for the same period.

      The chart below assumes that on December 14, 2001, $100 was invested in our Common Stock and in each of the indices. The comparisons assume that all dividends, if any, were reinvested. The chart indicates the dollar value of each hypothetical $100 investment based on the closing price as of the last trading day of each month from December 2001 to December 2002.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Carlyle Management Fee

      In October 1997, we entered into a management agreement with TC Group Management, L.L.C., an affiliate of The Carlyle Group, for management and financial advisory services and oversight to be provided to us and our subsidiaries. The management agreement provides for the payment to Carlyle of an annual management fee of $2.0 million. In addition, in connection with our recapitalization in August 2001, we paid an aggregate fee of $3.5 million to Carlyle for their investment banking and consulting services. In addition, during 1998, we paid Carlyle a fee of $2.0 million for management services provided in 1997.

Registration Rights Agreement

      In contemplation of our initial public offering which occurred in December 2001, we and our principal stockholder, Iron Horse Investors, L.L.C., entered into a registration rights agreement. Pursuant to that agreement, all stockholders who held our stock prior to our initial public offering are entitled to registration rights. Holders of at least a majority of the shares of Common Stock held by these stockholders may, by written notice, require us to effect the registration of their shares of Common Stock from time to time. We are required to pay all registration expenses in connection with the first eight of those registrations. In addition, if we propose to register any of our Common Stock under the Securities Act, whether for our own account or otherwise, those stockholders are entitled to notice of the registration and are entitled to include their shares of Common Stock in that registration with all registration expenses paid by us.

Nomination of Directors

      We have entered into agreements with four affiliates of our principal stockholder, Iron Horse Investors, L.L.C., whereby we have agreed to designate one nominee to our Board of Directors on behalf of each of these entities. These agreements will remain in effect so long as Iron Horse owns greater than 20% of our voting stock.

Employment Agreements

      We have employment agreements with certain of our named executive officers as described in Proposal No. 1 – Employment Agreements.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s officers and directors, and persons who own more than ten percent of a registered class of the Company’s stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) reports they file. Based on its records and other information, the Company believes that all Section 16(a) filing requirements applicable to its directors and executive officers for 2002 were timely met except that Messrs. Kolovat, Raborn, Roberts and Wagner were late in reporting the exercise of options to acquire common stock due to a misunderstanding regarding the applicable deadline for reporting such exercises.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF AUDITORS

      Ernst & Young LLP (“Ernst & Young”) has been selected by the audit and ethics committee as the Company’s independent auditors for the fiscal year ending December 31, 2003. In the event that ratification of this selection of auditors is not approved by a majority of the shares of Common Stock voting thereon, the audit and ethics committee will review its future selection of auditors.

      Representatives of Ernst & Young are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so. They are also expected to be available to respond to appropriate questions.

      Unless marked to the contrary, proxies received will be voted “FOR” ratification of the appointment of Ernst & Young as the independent auditors for the current year.

Recommendation of the Board of Directors:

      The Board of Directors recommends a vote “FOR” the ratification of the appointment of Ernst & Young as the Company’s independent auditors.

Audit Fees

      The aggregate fees billed for professional services rendered for the audit of our consolidated financial statements for the year ended December 31, 2002 and the reviews of the financial statements included in our Forms 10-Q for the year ended December 31, 2002 were approximately $915,000.

All Other Fees

      We engaged Ernst & Young to provide tax compliance services for the fiscal year ended December 31, 2002. The aggregate fees billed for these services were approximately $56,000. We also engaged Ernst & Young to provide other services throughout fiscal 2002. The aggregate fees paid for these services were approximately $411,000. The audit and ethics committee of the board of directors has determined that the provision of these services is not incompatible with maintaining the independent auditor’s independence.

STOCKHOLDER PROPOSALS

      Stockholder proposals intended for inclusion in the Company’s Proxy Statement for the Annual Meeting of Stockholders in the year 2004 must be received by David V. Kolovat, Esq., Secretary, United Defense Industries, Inc., 1525 Wilson Boulevard, Suite 700, Arlington, Virginia 22209, no later than February 26, 2004.

      The Company’s Bylaws provide that stockholders desiring to nominate a director or bring any other business before the stockholders at an annual meeting must notify the Secretary of the Company thereof in writing during the period 120 to 90 days before the first anniversary of the date of the preceding year’s annual meeting (or, if the date of the annual meeting is more than 30 days before or more than 70 days after such anniversary date, notice by the stockholder to be timely must be so delivered during the period 120 to 90 days before such annual meeting or 10 days following the day on which public announcement of the date of such meeting is first made by the Company). In the event that the number of directors to be elected is increased and there is no public announcement by the Company naming all of the nominees for director or specifying the size of the increased Board of Directors at least 100 days before the first anniversary of the preceding year’s annual meeting, a stockholder’s notice required by the Company’s Bylaws will be timely, but only with respect to the nominees for any new positions created by such increase, if such notice is delivered to the Secretary of the Company no later than 10 days following the day on which such public announcement is first made by the Company. These stockholder notices must set forth certain information specified in the Company’s Bylaws.

OTHER MATTERS

      The Board of Directors knows of no other business that will be presented to the Annual Meeting. If any other business is properly brought before the Annual Meeting, proxies in the enclosed form will be voted in respect thereof in accordance with the judgments of the persons voting the proxies.

      It is important that the proxies be returned promptly and that your shares be represented. Stockholders are urged to sign, date and promptly return the enclosed proxy card in the enclosed envelope.

      A copy of the Company’s 2002 Annual Report to Stockholders accompanies this Proxy Statement. The Company has filed an Annual Report for its fiscal year ended December 31, 2002, on Form 10-K with the SEC. Stockholders may obtain, free of charge, a copy of the Form 10-K by writing to United Defense Industries, Inc., Attn: Investor Relations, 1525 Wilson Boulevard, Suite 700, Arlington, Virginia 22209.

By Order of the Board of Directors

David V. Kolovat, Esq., Secretary

April 24, 2003

Arlington, Virginia

UNITED DEFENSE INDUSTRIES, INC.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR
THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON
WEDNESDAY, MAY 28, 2003 AT 11:00 A.M.

     The undersigned holder of common stock, par value $0.01, of United Defense Industries, Inc. (the “Company”) hereby appoints Francis Raborn and David V. Kolovat or either of them, proxies for the undersigned, each with full power of substitution, to represent and to vote as specified in this proxy all common stock of the Company that the undersigned stockholder would be entitled to vote if present in person at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Wednesday, May 28, 2003 at 11:00 a.m. local time, at the Hyatt Arlington Hotel, 1325 Wilson Boulevard, Arlington, Virginia, 22209, and at any adjournments or postponements of the Annual Meeting. The undersigned stockholder hereby revokes any proxy or proxies heretofore executed for such matters.

     This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is given, this proxy will be voted “FOR” each of the proposals and in the discretion of the proxies as to any other matters that may properly come before the Annual Meeting. The undersigned stockholder may revoke this proxy at any time before it is voted by delivering to the Secretary of the Company either a written revocation of the proxy or a duly executed proxy bearing a later date, or by appearing at the Annual Meeting and voting in person.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1 and 2.

     PLEASE MARK, SIGN, DATE AND RETURN THIS CARD PROMPTLY USING THE ENCLOSED RETURN ENVELOPE.

(SEE REVERSE SIDE)

(REVERSE)

Annual Meeting of Stockholders
UNITED DEFENSE INDUSTRIES, INC.

May 28, 2003

☒  Please mark votes as in this example.

The Board of Directors recommends a vote “FOR” Proposals 1 and 2.

1.	PROPOSAL 1 – Election of Directors

❒ FOR all nominees listed below (except as marked to the contrary).

❒ WITHHOLD AUTHORITY to vote for all nominees listed below.

Nominees: Frank C. Carlucci; Peter J. Clare; William E. Conway, Jr.; Allan M. Holt; C. Thomas Faulders, III; J. H. Binford Peay, III; Thomas W. Rabaut; Francis Raborn; John M. Shalikashvili.

(INSTRUCTIONS:	to withhold authority to vote for any individual nominee, mark the “FOR” box and write that nominee’s name in the space provided below.)

2.	PROPOSAL 2 –	Ratification of Ernst & Young LLP as independent auditors for the fiscal year ending December 31, 2003.

❒ FOR ❒ AGAINST ❒ ABSTAIN

3.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting or any adjournment thereof.

         The undersigned acknowledges receipt of the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement in which Proposals 1 and 2 are fully explained.

Signature:	Date:	Signature (if held jointly):	Date:

          Please date and sign exactly as your name(s) is (are) shown on the share certificate(s) to which the proxy applies. When shares are held as joint-tenants, both should sign. When signing as an executor, administrator, trustee, guardian, attorney-in-fact or other fiduciary, please give full title as such. When signing as a corporation, please sign in full corporate name by President or other authorized officer. When signing as a partnership, please sign in partnership name by an authorized person.